News Contacts: Ron Hutchison Aurora Foods Inc. 314-801-2310 Chuck Dohrenwend Alan Oshiki Broadgate Consultants, Inc. 212-232-2222

For Immediate Release

Aurora Foods Continues to Negotiate Financial Restructuring ______________________________________________________

ST. LOUIS, September 16, 2003 – Aurora Foods Inc. (OTCBB: AURF), a producer and marketer of leading food brands, reported today that, based upon substantial progress made in discussions among the Company, its creditors and J.W. Childs, the Company has requested that its senior lenders and noteholders formally extend the forbearance agreements which expired in accordance with their terms on September 15, 2003. While discussions continue, none of the Company’s creditors has taken any action to enforce remedies arising out of the Company’s decisions to defer paying interest on its outstanding senior subordinated notes and to suspend its divestiture program.

The Company continues to receive funding under its receivables facility and, as of September 15, 2003, the Company had liquidity of approximately $34 million comprised of cash and availability under the receivables facility. There also are more than 125 vendors with estimated annual purchases of $250 million who are participating in Aurora’s vendor lien program and the Company believes it has sufficient liquidity to fund its operations through completion of the restructuring.

As previously announced, Aurora is undertaking a comprehensive financial restructuring to reduce its outstanding indebtedness, strengthen its balance sheet and improve its liquidity. As part of the restructuring, the Company entered into a definitive agreement on July 11, 2003 with an affiliate of J.W. Childs Associates, L.P., pursuant to which J.W. Childs agreed to make a $200 million investment for a 65.6% equity interest in the reorganized Company.

Since the date of the announcement of the definitive agreement with J.W. Childs, the Company has engaged, and continues to engage, in discussions with J.W. Childs, the Company’s senior lenders and noteholders regarding the terms of the restructuring. The Company believes that substantial progress is being made towards consummating the restructuring. However, no assurance can be given that this progress will continue, that its discussions will lead to an agreement, that the conditions to closing the restructuring will be satisfied, or that the restructuring ultimately will be consummated. Moreover, if the restructuring is consummated, it could be consummated on terms materially different than the terms contemplated by the definitive agreement with J.W. Childs.

About Aurora Foods Inc.
Aurora Foods Inc., based in St. Louis, Missouri, is a producer and marketer of leading food brands, including Duncan Hines® baking mixes; Log Cabin®, Mrs. Butterworth’s® and Country Kitchen® syrups; Lender’s® bagels; Van de Kamp’s® and Mrs. Paul’s® frozen seafood; Aunt Jemima® frozen breakfast products; Celeste® frozen pizza and Chef’s Choice® skillet meals. More information about Aurora may be found on the Company’s Web site at http://www.aurorafoods.com.

CAUTIONARY NOTE: Statements contained in this press release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release and which may affect the Company’s prospects in general. For a summary of such risks and uncertainties, see the Company’s periodic reports and other filings with the Securities and Exchange Commission.

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